EXHIBIT 99.1

Grace News

Media Relations (US)	Investor Relations
Andrea Greenan	Bridget Sarikas
T+ 1 410.531.4391	T+ 1 410.531.4194
E andrea.greenan@grace.com	E bridget.sarikas@grace.com

GRACE REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

COLUMBIA, Maryland, January 30, 2008 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the fourth quarter and full year ended December 31, 2007. Beginning with this financial announcement, Grace’s reportable operating segments reflect the transfer of the Darex Packaging Technologies product group to the Grace Davison operating segment. The previous Grace Performance Chemicals operating segment has been renamed “Grace Construction Products” as a result of the transfer. All segment information contained herein has been retrospectively restated to reflect this realignment. Highlights are as follows:

•                  Sales for the fourth quarter were $803.7 million compared with $697.4 million in the prior year quarter, a 15.2% increase (9.9% before the effects of currency translation). The increase was attributable primarily to higher selling prices in response to rising raw material costs and to higher volumes in most product groups, particularly outside the United States. Sales increased 19.7% for the Grace Davison operating segment and 7.7% for the Grace Construction Products operating segment. Geographically, sales were up 3.5% in North America, 25.0% in Europe Africa, 17.0% in Asia Pacific and 25.4% in Latin America.

•                  Net income for the fourth quarter was $41.6 million, or $0.58 per diluted share, compared with net income of $5.0 million, or $0.07 per diluted share, in the prior year quarter. The 2007 and 2006 fourth quarters were negatively affected by Chapter 11 expenses, litigation and other matters not related to core operations. Net income for the 2007 fourth quarter benefited from the favorable tax effects of Grace’s global capital optimization plan approved by the Bankruptcy Court and executed in the quarter. Excluding such costs and benefits, and after tax effects, net income would have been $28.9 million for the fourth quarter of 2007 compared with $22.4 million calculated on the same basis for the prior year quarter, a 29.0% increase.

•                  Pre-tax income from core operations was $56.9 million in the fourth quarter compared with $50.6 million in the prior year quarter, a 12.5% increase. Pre-tax operating income of the Grace Davison operating segment was $55.0 million, up 4.4% compared with the prior year quarter, attributable principally to sales increases across all product groups and to productivity gains. Pre-tax operating income of the Grace Construction Products operating segment was $30.1 million, up 8.3% compared with the prior year quarter, attributable primarily to higher sales in regions other than North America. Corporate operating costs were $1.7 million lower than the fourth quarter of 2006 due primarily to lower pension and insurance expenses.

•                  Sales for the year ended December 31, 2007 were $3,115.2 million compared with $2,826.5 million for the prior year, a 10.2% increase (6.4% before the effects of currency translation). Net income for the year ended December 31, 2007 was $83.6 million, or $1.17 per diluted share, compared with net income in the prior year of $18.3 million, or $0.27 per diluted share. Excluding noncore and Chapter 11-related costs and benefits (and after tax effects), net income would have been $143.8 million for the year ended December 31, 2007 compared with $113.7 million calculated on the same basis for the prior year, a 26.5% increase. Pre-tax income from core operations was $284.6 million for the year ended December 31, 2007, an 18.5% increase over the prior year, primarily attributable to higher volumes in regions other than North America, higher selling prices to offset cost inflation, and from lower overall pension costs.

“We are pleased to finish 2007 with a strong quarter in a changing global economy,” said Grace’s Chairman, President and Chief Executive Officer Fred Festa. “The full year 2007 results, with more than an 18% increase in core operating income, reflects the strong market position of our businesses, the diversification of our product portfolio, and the geographic reach of our customer base. The realignment of our reportable segments is designed to capture operating synergies within Grace Davison and to enhance our regional focus within Grace Construction Products.”

CORE OPERATIONS

Grace Davison

Fourth quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were $525.9 million, up 19.7% from the prior year quarter. Beginning with this report, sales of the Grace Davison operating segment are being disclosed in the following product groups:

•                  Refining Technologies — catalysts and chemical additives used by petroleum refineries, where sales were $266.1 million in the fourth quarter of 2007, up 29.1% from the prior year quarter.

•                  Materials Technologies —  engineered materials, coatings and sealants used in numerous industrial, consumer and packaging applications, where sales were $183.2 million in the fourth quarter, up 14.6% from the prior year quarter.

•                  Specialty Technologies — highly specialized catalysts and materials used in unique or proprietary applications and markets, where sales were $76.6 million in the fourth quarter, up 4.1% from the prior year quarter.

The primary factors contributing to the sales increase were: (1) selling price increases across all product groups that offset higher raw material costs; (2) higher volume of Refining Technologies products in all geographic regions from continued favorable demand for transportation fuels and from favorable re-order patterns for certain hydroprocessing units; (3) higher volumes of Materials Technologies products particularly in the Europe and Latin America regions; and (4) favorable translation effects from sales denominated in foreign currencies.

Pre-tax operating income of Grace Davison for the fourth quarter was $55.0 million compared with $52.7 million in the prior year quarter, a 4.4% increase. Operating margin was 10.5%, compared with 12.0% in the prior year quarter. The decline in operating margin was principally attributable to higher raw material costs and to an increase in sales of hydroprocessing catalysts, the profits from which are shared with our joint venture partner.

Sales of Grace Davison for the year ended December 31, 2007 were $2,009.2 million, up 11.8% from the prior year, with sales of Refining Technologies up 13.0%, Materials Technologies up 11.0% and Specialty Technologies up 9.7%. Full year pre-tax operating income was $240.4 million, a 15.0% increase over the prior year, with operating margins at 12.0% compared with 11.6% for the prior year. Full year operating results reflect higher sales to both refining and industrial end markets in all major geographic regions and cost savings from productivity initiatives, partially offset by higher raw material costs which have increased approximately 11% year-over-year.

Grace Construction Products

Fourth quarter sales for the Grace Construction Products operating segment, which includes specialty chemicals and building materials used in commercial, infrastructure and residential construction, were $277.8 million compared with $257.9 million in the prior year quarter, a 7.7% increase. Sales of this operating segment are grouped along geographic regions as follows:

•                  Americas — products sold to customers in North, Central and South America, where sales were $144.7 million, down 1.1% from the prior year quarter.

•                  Europe — products sold to customers in Eastern and Western Europe, the Middle East, Africa and India, where sales were $96.5 million, up 20.6% from the prior year quarter.

•                  Asia — products sold to customers in Asia (excluding India), Pacific Rim countries, Australia and New Zealand, where sales were $36.6 million, up 15.8% from the prior year quarter.

The primary factors contributing to the sales increase were: (1) higher volume of products sold into commercial and infrastructure construction in Europe, the Middle East, Asia Pacific and Latin America, where economic activity was favorable; (2) higher selling prices in all major geographic regions and product groups; and (3) favorable translation effects from sales denominated in foreign currencies. Sales of construction products in North America were lower in the fourth quarter of 2007 compared with the prior year primarily due to a nearly 24% decline in housing starts in the United States.

Pre-tax operating income for Grace Construction Products was $30.1 million compared with $27.8 million for the prior year quarter, an 8.3% increase. Operating margin of 10.8% was even with the fourth quarter of 2006. The increase in 2007 operating income was primarily a result of sales volume growth in regions other than North America, selling price increases that partially offset raw material cost inflation, and productivity gains.

Sales of Grace Construction Products for the full year ended December 31, 2007 were $1,106.0 million, up 7.5% from 2006, attributable to sales growth in Europe (up 22.7%) and Asia (up 17.6%), offset by softness in the Americas (down 2.4%) from a nearly 28% decline in housing starts in the United States. Full year pre-tax operating income was $146.8 million compared with $138.5 million for the prior year, a 6.0% increase, reflecting higher sales volume globally, selling price increases, and positive results from productivity and cost containment initiatives, which more than offset an approximate 5% increase in raw material costs. Operating margin of 13.3% was about even with last year despite lower sales volumes in the United States.

Corporate Operating Costs

Corporate costs related to core operations were $28.2 million in the fourth quarter of 2007 compared with $29.9 million in the prior year quarter, and $102.6 million for the full year compared with $107.4 million in 2006. The decrease in full year corporate operating costs was primarily attributable to lower pension costs from the effect of contributions made to defined benefit pension plans in recent years.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the attached Segment Basis Analysis) comprise events and transactions not directly related to the generation of operating revenue or the support of core operations. The pre-tax loss from noncore activities was $14.7 million in the fourth quarter of 2007 compared with $8.8 million in the prior year quarter, and $54.3 million for the full year 2007 compared with $97.7 million in 2006. The full year loss is principally due to: (1) a charge of $12.0 million in the second quarter to adjust Grace’s estimate of costs to resolve environmental remediation claims; and (2) defense costs of $19.0 million related to legal proceedings arising from Grace’s former vermiculite mining operations in Montana.

INTEREST AND INCOME TAXES

Interest expense was $15.0 million for the quarter ended December 31, 2007, compared with $18.7 million for the prior year quarter, and $72.1 million for all of 2007 compared with $73.2 million in the prior year. The change in interest expense is attributable to movements in the prime rate and the effects of compounding interest on certain liabilities subject to compromise over the course of the Chapter 11 proceeding. The annualized weighted average interest rate on such pre-petition obligations for the quarter was 5.1% and for the full year was 6.3%.

Income taxes are recorded at a global effective rate of approximately 35% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments. Income taxes related to foreign jurisdictions are generally paid in cash, while income taxes in the United States are generally offset by available net operating loss carryforwards and foreign tax credits. Discrete tax items reflected in the fourth quarter of 2007 include: 1) the reversal of $44 million of previously established tax reserves resulting from the implementation of Grace’s global capital optimization plan approved by the Bankruptcy Court in the fourth quarter; 2) the recognition of $11 million in tax benefits related to a settlement with the U.S. Internal Revenue Service over tax attributes of a previously established liability management company; and 3) the recording of $20 million of deferred tax liability to reflect Grace’s current expectation that the cash value of corporate owned life insurance will be accessed as part of reorganization financing.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Filing”) in order to resolve Grace’s asbestos-related liabilities. As part of determining the confirmability of a plan of reorganization, the Bankruptcy Court has approved a process and timeline for determining the cost to resolve asbestos-related property damage and personal injury claims. The trial to determine the Bankruptcy Court’s estimate of Grace’s pending and future asbestos personal injury liability began in January 2008 and is currently scheduled for approximately 20 trial days ending in mid-May.

Expenses related to Grace’s Chapter 11 proceedings, net of filing-entity interest income, were $23.7 million in the fourth quarter compared with $17.7 million in the prior year quarter, and $86.4 million for full year 2007 compared with $49.9 million in the prior year, reflecting a higher level of activity in the bankruptcy proceeding related to claims adjudication and estimation.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process. The Chapter 11 proceedings, including related litigation and the claims valuation process, could result in allowable claims that differ materially from recorded amounts. Grace will adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace’s noncore liabilities.

CASH FLOW AND LIQUIDITY

Grace’s net cash inflow from operating activities for the full year ended December 31, 2007 was $92.1 million, compared with a net cash inflow of $152.7 million for the prior year. The decrease in cash flow from operating activities was principally attributable to higher Chapter 11 related costs, higher working capital, dividends to joint venture partners and cash paid to resolve certain tax contingencies, offset by higher pre-tax operating income. Pre-tax income from core operations before depreciation and amortization was $398.0 million for the full year ended December 31, 2007, higher than in the prior year by 12.5%, a result of the performance from core operations described above. Net cash used for investing activities was $206.9 million for the full year ended December 31, 2007, primarily related to routine capital improvements, capacity expansion at certain production sites, one acquisition and equity investment, and investments in short-term debt securities.

At December 31, 2007, Grace had available liquidity in the form of cash and cash equivalents of $484.4 million, short-term investment securities of $100.9 million, net cash value of life insurance of $81.0 million, available credit under its debtor-in-possession facility of $178.5 million and available credit under various non-U.S. credit facilities equivalent to $91.5 million. Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings for the foreseeable future.

*  *  *  *  *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. With annual sales of more than $3.1 billion, Grace has about

6,500 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

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This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace is subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy, plans of reorganization proposed by Grace and others, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

GRACE NEWS

W. R. Grace & Co. and Subsidiaries Consolidated Statements of Operations (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
Amounts in millions, except per share amounts	2007	2006	2007	2006

Net sales	$803.7	$697.4	$3,115.2	$2,826.5
Cost of goods sold	559.2	472.2	2,147.4	1,923.8
Selling, general and administrative expenses	168.8	150.9	600.6	593.8
Research and development expenses	21.6	18.0	79.6	65.6
Defined benefit pension expense	13.7	16.2	52.6	63.7
Interest expense and related financing costs	15.0	18.7	72.1	73.2
Provision for environmental remediation	—	—	12.0	30.0
Chapter 11 expenses, net of interest income	23.7	17.7	86.4	49.9
Other (income) expense, net	(12.5)	(12.2)	(33.1)	(34.3)
	789.5	681.5	3,017.6	2,765.7
Income before income taxes and minority interest	14.2	15.9	97.6	60.8
Benefit from (provision for) income taxes	35.7	(2.7)	4.1	(8.1)
Minority interest in consolidated entities	(8.3)	(8.2)	(18.1)	(34.4)
Net income	$41.6	$5.0	$83.6	$18.3
Basic earnings per common share	$0.59	$0.07	$1.19	$0.27
Average number of basic shares	70.6	68.4	70.1	67.9

Diluted earnings per common share	$0.58	$0.07	$1.17	$0.27
Average number of diluted shares	72.1	69.0	71.6	68.3

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Annual Report on Form 10-K. Any changes will be reflected in the Form 10-K and promptly disclosed publicly, if material.

Reconciliation of Net Income to Net Income Excluding Noncore Activities and Chapter 11 Expenses, net (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
In millions	2007	2006	2007	2006

Net income	$41.6	$5.0	$83.6	$18.3
Adjustments:
Pre-tax loss from noncore activities	14.7	8.8	54.3	97.7
Chapter 11 expenses, net of interest income	23.7	17.7	86.4	49.9
Tax effects of noncore and Chapter 11 items	(51.1)	(9.1)	(80.5)	(52.2)
Net income excluding noncore activities and Chapter 11 expenses, net	$28.9	$22.4	$143.8	$113.7

Note: Net income excluding noncore activities and Chapter 11 expenses, net does not purport to represent an income or cash flow measure as defined under United States generally accepted accounting principles, and should not be considered an alternative to net income (loss) as an indicator of Grace’s performance.  This measure is presented to distinguish the net results of Grace’s current business base from the net results of Grace’s past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

W. R. Grace & Co. and Subsidiaries Segment Basis Analysis (Unaudited)	Three Months Ended December 31,			Year Ended December 31,
Amounts in millions	2007	2006	% Change	2007	2006	% Change
Net Sales:
Grace Davison	$525.9	$439.5	19.7%	$2,009.2	$1,797.3	11.8%

Refining Technologies	266.1	206.1	29.1%	971.1	859.1	13.0%
Materials Technologies	183.2	159.8	14.6%	726.7	654.4	11.0%
Specialty Technologies	76.6	73.6	4.1%	311.4	283.8	9.7%

Grace Construction Products	$277.8	$257.9	7.7%	$1,106.0	$1,029.2	7.5%
Americas	144.7	146.3	(1.1)%	587.1	601.4	(2.4)%
Europe	96.5	80.0	20.6%	379.5	309.3	22.7%
Asia	36.6	31.6	15.8%	139.4	118.5	17.6%
Total Grace net sales	$803.7	$697.4	15.2%	$3,115.2	$2,826.5	10.2%

Pre-tax operating income:
Grace Davison	$55.0	$52.7	4.4%	$240.4	$209.1	15.0%
Grace Construction Products	30.1	27.8	8.3%	146.8	138.5	6.0%
Corporate costs	(28.2)	(29.9)	5.7%	(102.6)	(107.4)	4.5%
Pre-tax income from core operations(a)	56.9	50.6	12.5%	284.6	240.2	18.5%

Pre-tax income (loss) from noncore activities (a)	(14.7)	(8.8)	NM	(54.3)	(97.7)	NM
Interest expense	(15.0)	(18.7)	19.8%	(72.1)	(73.2)	1.5%
Interest income	2.4	2.3	4.3%	7.7	7.0	10.0%
Income before Chapter 11 expenses and income taxes	29.6	25.4	16.5%	165.9	76.3	117.4%
Chapter 11 expenses, net of interest income	(23.7)	(17.7)	NM	(86.4)	(49.9)	NM
Benefit from (provision for) income taxes	35.7	(2.7)	NM	4.1	(8.1)	NM
Net income	$41.6	$5.0	NM	$83.6	$18.3	NM

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales:
Grace Davison	10.5%	12.0%	(1.5) pts.	12.0%	11.6%	0.4 pts.
Grace Construction Products	10.8%	10.8%	0.0 pts.	13.3%	13.5%	(0.2) pts.
Total core operations	7.1%	7.3%	(0.2) pts.	9.1%	8.5%	0.6 pts.
Total core operations adjusted for profit sharing of joint ventures (b)	8.1%	8.4%	(0.3) pts.	9.7%	9.7%	0.0 pts.

Pre-tax income from core operations before
Depreciation and amortization (a)	$86.8	$78.4	10.7%	$398.0	$353.7	12.5%
As a percentage of sales	10.8%	11.2%	(0.4) pts.	12.8%	12.5%	0.3 pts.
Depreciation and amortization	$29.9	$27.8	(7.6)%	$113.4	$113.5	0.1%

Gross profit percentage (sales less cost of goods sold as a percent of sales) (c)
Grace Davison	28.4%	31.0%	(2.6) pts.	28.4%	29.7%	(1.3) pts.
Grace Construction Products	34.6%	35.1%	(0.5) pts.	36.3%	36.2%	0.1 pts.
Total Grace	30.4%	32.3%	(1.9) pts.	31.1%	31.9%	(0.8) pts.
Net Sales by Region:
North America	$287.8	$278.2	3.5%	$1,114.9	$1,158.8	(3.8)%
Europe Africa	342.3	273.9	25.0%	1,295.7	1,071.0	21.0%
Asia Pacific	120.2	102.7	17.0%	502.5	443.2	13.4%
Latin America	53.4	42.6	25.4%	202.1	153.5	31.7%
Total	$803.7	$697.4	15.2%	$3,115.2	$2,826.5	10.2%

Note (a): In the above chart, as well as the financial discussion in other parts of this earnings release, Grace presents its financial results of operations by operating segment and between “core operations” and “noncore activities”. Core operations comprise the financial results of Grace Davison, Grace Construction Products and the cost of corporate activities that directly or indirectly support business operations.  In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products. Grace uses pre-tax income from core operations as the performance factor in determining certain incentive compensation and as the profitability factor in all significant business decisions. Pre-tax income from core operations, pre-tax income (loss) from noncore activities, pre-tax income from core operations as a percentage of sales, and pre-tax income from core operations before depreciation and amortization do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note (b): Reflects the add-back of minority interests in consolidated subsidiaries.

Note (c): Includes depreciation and amortization related to manufacturing of products.

NM — Not Meaningful

W. R. Grace & Co. and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
Amounts in millions	2007	2006

OPERATING ACTIVITIES
Net income	$83.6	$18.3
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	113.4	113.5
Chapter 11 expenses, net of interest income	86.4	49.9
(Benefit from) provision for income taxes	(4.1)	8.1
Income taxes paid, net of refunds	(48.7)	(51.6)
Minority interest in consolidated entities	18.1	34.4
Dividends paid to minority interests in consolidated entities	(12.0)	(6.7)
Interest accrued on pre-petition liabilities subject to compromise	70.9	71.3
Net (gain) loss on sales of investments and disposals of assets	(1.9)	(0.6)
Defined benefit pension expense	52.6	63.7
Payments under defined benefit pension arrangements	(105.6)	(121.5)
Payments under postretirement benefit plans	(5.0)	(13.9)
Net income from life insurance policies	(5.4)	(4.1)
Provision for (recovery of) uncollectible receivables	(0.4)	3.5
Provision for environmental remediation	12.0	30.0
Expenditures for environmental remediation	(9.5)	(10.9)
Expenditures for retained obligations of divested businesses	(1.0)	(3.6)
Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
Working capital items (trade accounts receivable, inventories and accounts payable)	(47.6)	6.1
Other accruals and non-cash items	(1.3)	17.1
Net cash provided by operating activities before Chapter 11 expenses and settlements	194.5	203.0
Cash paid to resolve contingencies subject to Chapter 11	(10.3)	—
Chapter 11 expenses paid	(92.1)	(50.3)
Net cash provided by operating activities	92.1	152.7

INVESTING ACTIVITIES
Capital expenditures	(136.9)	(119.2)
Investments in short term debt securities	(124.7)	—
Purchase of equity investment	(6.3)	—
Businesses acquired, net of cash acquired	(5.5)	(19.6)
Proceeds from sale of product line	21.8	—
Net investment in life insurance policies	(1.2)	(0.2)
Proceeds from termination of life insurance policies	14.8	—
Proceeds from sales of investments and disposals of assets	31.1	9.6
Net cash (used for) investing activities	(206.9)	(129.4)

FINANCING ACTIVITIES
Net (repayments) borrowings under credit arrangements	8.3	0.3
Fees under debtor-in-possession credit facility	(2.6)	(2.4)
Net repayments of loans secured by cash value of life insurance policies	(0.1)	(0.1)
Proceeds from exercise of stock options	40.1	24.1
Net cash provided by financing activities	45.7	21.9
Effect of currency exchange rate changes on cash and cash equivalents	17.2	16.4
Increase (decrease) in cash and cash equivalents	(51.9)	61.6
Cash and cash equivalents, beginning of period	536.3	474.7
Cash and cash equivalents, end of period	$484.4	$536.3

W. R. Grace & Co. and Subsidiaries Consolidated Balance Sheets (Unaudited) Amounts in millions	December 31, 2007	December 31, 2006

ASSETS
Current Assets
Cash and cash equivalents	$484.4	$536.3
Investment securities	100.9	2.4
Cash value of life insurance policies, net of policy loans	77.1	—
Trade accounts receivable, net	498.1	426.3
Inventories	303.5	284.6
Deferred income taxes	37.7	37.8
Other current assets	80.7	81.4
Total Current Assets	1,582.4	1,368.8

Properties and equipment, net	706.1	664.5
Goodwill	122.3	116.5
Deferred income taxes	765.7	728.5
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	54.1	38.4
Cash value of life insurance policies, net of policy loans	3.9	89.2
Other assets	136.6	131.5
Total Assets	$3,871.1	$3,637.4

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$4.7	$3.3
Accounts payable	191.3	172.7
Other current liabilities	329.0	272.6
Total Current Liabilities	525.0	448.6

Debt payable after one year	0.3	0.2
Deferred income taxes	32.7	58.9
Minority interest in consolidated entities	70.8	65.0
Unfunded pay-as-you-go defined benefit pension plans	137.9	126.7
Underfunded defined benefit pension plans	169.1	222.9
Other liabilities	46.2	43.3
Total Liabilities Not Subject to Compromise	982.0	965.6

Liabilities Subject to Compromise
Pre-petition debt plus accrued interest	809.9	739.5
Accounts payable	31.7	31.7
Income tax contingencies	89.2	141.2
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	363.6	361.1
Postretirement benefits	172.7	158.9
Other liabilities and accrued interest	105.3	89.2
Total Liabilities Subject to Compromise	3,272.4	3,221.6
Total Liabilities	4,254.4	4,187.2

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	431.5	423.8
Accumulated deficit	(401.8)	(487.6)
Treasury stock, at cost	(63.7)	(96.0)
Accumulated other comprehensive income (loss)	(350.1)	(390.8)
Total Shareholders’ Equity (Deficit)	(383.3)	(549.8)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,871.1	$3,637.4